CERTIFICATE OF DESIGNATION
OF
THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS
OF THE
SPECIAL SERIES D PREFERRED STOCK
AND
QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

National Beverage Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by its Certificate of Incorporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the DGCL, said Board of Directors, by action taken on January 22, 2013, duly approved and adopted the following resolution (the “Resolution”):

RESOLVED; that, pursuant to the authority vested in the Board of Directors by the Corporation’s Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of a new series of preferred stock to be designated Special Series D Preferred Stock, par value $1.00 per share, consisting of 400,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in the Special Series D Preferred Stock Certificate of Designation.

(a)          Designation, Rank and Maturity. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the “Special Series D Preferred Stock”, par value $1.00 per share. The number of shares constituting such class shall be 400,000 and are referred to herein as the “Special Series D Preferred Stock”. With respect to the payment of dividends and other distributions on the capital stock of the Corporation, including the distribution of the assets of the Corporation upon liquidation, the Special Series D Preferred Stock shall be senior to the common stock of the Corporation, par value $0.01 per share (the “Common Stock”). The Special Series D Preferred Stock is perpetual and therefore does not have a maturity date.

(b)          Liquidation Preference. In the event of (a) a bankruptcy, liquidation, dissolution or reorganization of the Corporation, (b) a sale or winding up of the Corporation, (c) a sale of all or substantially all of the (1) assets (including intellectual property rights) of the Corporation, or (2) Common Stock, (d) any merger, consolidation or acquisition, involving the Corporation or its Subsidiaries, in which the Corporation or its Subsidiaries are not the surviving entity, (e) any liquidating distribution to the stockholders of the Corporation, or (f) any other event in which Control of the Corporation is transferred (each such event individually and collectively referred to as “Liquidity Event”), the Holders shall be entitled to receive in preference to the holders of Common Stock an amount per share of Special Series D Preferred Stock equal to $50.00 plus accrued but unpaid dividends thereon (such sum, the “Series D Preference”). If, upon any Liquidity Event, the amounts payable with respect to the Series D Preference are not paid in full, the Holders of shares of Special Series D Preferred Stock shall share equally and ratably in any distribution of assets of the Corporation in an amount equal to all accrued and unpaid dividends, if any, to which each such Holder is entitled.

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(c)          Dividends.

(i)          From the date of issuance of each share of Special Series D Preferred Stock until April 30, 2014, the Holder of such share shall be entitled to receive cumulative cash dividends on each such share of Special Series D Preferred Stock at a rate per annum equal to three percent (3%) of the Purchase Price per share of the Special Series D Preferred Stock.

(ii)         Beginning May 1, 2014, the Holder of each share of Special Series D Preferred Stock shall be entitled to receive cumulative cash dividends on each such share at a rate per annum equal to 370 basis points above the 3-Month London Interbank Offered Rate (LIBOR) as a percentage of the Purchase Price. “LIBOR” means, for each applicable period of time, the rate of interest per annum, as determined by the Corporation (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of U.S. dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such period.

(iii)        All dividends paid with respect to shares of the Special Series D Preferred Stock pursuant to Paragraph (c)(i) and (c)(ii) shall be payable quarterly on each Dividend Payment Date to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date.

(iv)        Dividends payable on the Special Series D Preferred Stock for any period less than a year shall be computed on the basis of a 365-day year and, for periods not involving a full calendar month, the actual number of days elapsed (not to exceed 30 days).

(v)         In the event that any accrued and unpaid dividends on the Special Series D Preferred Stock have not been distributed to the Holders thereof on the respective Dividend Payment Date by the Corporation, such dividends must be paid prior to the Corporation’s distribution of any dividend payments on the Common Stock.

(d)          Redemption.

(i)          Beginning May 1, 2014, the Corporation shall have the right, at the Corporation’s option as determined by the Board of Directors, to redeem all or a portion of the shares of Special Series D Preferred Stock, at the Purchase Price plus all accrued but unpaid dividends thereon, including from the previous Dividend Record Date through the date of such redemption.

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(ii)         As of one (1) Business Day prior to the date of a Closing (such date of a Closing, the “Closing Date”), each Holder shall have the right to either (a) cause the Corporation to redeem each share of such Holder’s Special Series D Preferred Stock at the Purchase Price plus all accrued but unpaid dividends thereon, including from the previous Dividend Record Date through the date of such redemption, or (b) convert each share of such Holder’s Special Series D Preferred Stock into Common Stock, subject to the provisions of Paragraph (e) below. On or prior to the Closing Date, each of the Holders shall deliver to the Corporation written notification regarding such Holder’s decision to either effect the redemption of the Holder’s Special Series D Preferred Stock or to convert such shares as set forth herein.

(e)          Conversion Rights.

(i)          Conversion. Each Holder shall have the sole right, and in his discretion, to elect conversion pursuant to the conversion rights, at his sole discretion, upon a change of Control of the Corporation as set forth in Paragraph (d)(ii) above, as follows (the “Conversion Rights”). Each share of Special Series D Preferred Stock shall be convertible (subject to Paragraph (e)(iii) hereof), at the office of the Corporation, into such number of fully paid and non-assessable shares of the Common Stock determined by dividing the Purchase Price of such share by the Conversion Price. The “Conversion Price” shall be equal to the tender price per share of the Common Stock offered to the holders of Common Stock in connection with such transaction effecting the change of Control of the Corporation. Notwithstanding the above, no conversion may be at a price which is less than the par value of the Common Stock.

(ii)         Procedures for Conversion.

(A)         Delivery of Shares. In order to exercise conversion rights pursuant to Paragraph (e)(i) above, each Holder shall deliver written notice to the Corporation as set forth in Paragraph (d)(ii) above, followed by the delivery of an irrevocable written notice of such exercise to the Corporation’s transfer agent. A Holder shall, upon any conversion of such Special Series D Preferred Stock, surrender certificates representing the Special Series D Preferred Stock to the Corporation’s transfer agent, and specify the name or names in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such Holder shall specify a name or names other than that of such Holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the Holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and, if applicable, after payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), the Corporation shall cause its transfer agent to deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the Holder shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Corporation of any notice of conversion. Upon conversion of any shares of Special Series D Preferred Stock, such shares shall cease to constitute shares of Special Series D Preferred Stock and shall represent shares of Common Stock into which they have been converted.

(B)         Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Special Series D Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

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(iii)        Limitations of Conversion. The Conversion Rights specified herein shall be subject to the following limitations: No Holder shall be entitled to convert the Special Series D Preferred Stock to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock issued pursuant to conversions of the Special Series D Preferred Stock by all holders thereof in the aggregate, to exceed 4.99% of the outstanding shares of Common Stock as of (A) the initial issuance date of the Special Series D Preferred Stock and (B) following such conversion.

(iv)        Certain Adjustments.

(A)         Stock Dividends and Stock Splits. If the Corporation, at any time while Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other common stock equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Paragraph (e)(iv)(A) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(B)         Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Paragraph (e)(iv), the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(f)          Voting Rights. Except as required by applicable law or as set forth herein, the Holders of shares of Special Series D Preferred Stock shall have no right to vote on any matters, questions or proceedings of the Corporation including, without limitation, the election of directors.

(g)          Conversion or Exchange. The Holders of shares of Special Series D Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation other than as provided in this Certificate of Designation.

(h)          Reissuance of Special Series D Preferred Stock. Shares of Special Series D Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

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(i)          Notices. Unless otherwise provided in this Certificate of Designation or by applicable law, all notices, requests, demands, and other communications shall be in writing and shall be personally delivered, delivered by courier or overnight delivery service, or mailed, certified with first class postage prepaid, to the address set forth on the books of the Corporation, in the case of communications to a stockholder, and to the registered office of the Corporation in the State of Delaware, for all communications to the Corporation. Each such notice, request, demand, or other communication shall be deemed to have been given and received (whether actually received or not) on the date of actual delivery thereof, if personally delivered, or on the third day following the date of mailing, if mailed in accordance with this Paragraph (i). Any notice, request, demand, or other communication given otherwise than in accordance with this Paragraph (i) shall be deemed to have been given on the date actually received. Any stockholder may change its address for purposes of this Paragraph (i) by giving written notice of such change to the Corporation in the manner herein above provided. Whenever any notice is required to be given by law or by this Certificate of Designation, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of notice.

(j)          Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the next following Business Day.

(k)          Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Delaware or is a day on which banking institutions located in such state or country are authorized or required by law or other governmental action to close.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Certificate of Designation” means this Certificate of Designation creating the Special Series D Preferred Stock.

“Certificate of Incorporation” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Closing” means the consummation, via the execution of definitive agreements or otherwise via the exchange of such deliverables required by the parties thereto, of a transaction or series of related transactions effecting the change of Control of the Corporation that has been approved by the Board of Directors.

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“Common Stock” means the Corporation’s common stock, par value $0.01, per share.

“Control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the power, direct or indirect, (x) to vote more than 50% of the equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, by contract or otherwise.

“Corporation” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dividend Payment Date” means each February 15, May 15, August 15 and November 15 of each year.

“Dividend Record Date” means each January 31, April 30, July 31 and October 31 of each year.

“Holder” means a holder of shares of Special Series D Preferred Stock as reflected in the register maintained by the Corporation or the transfer agent for the Special Series D Preferred Stock.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, which does not constitute a Subsidiary; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“Purchase Price” means fifty dollars ($50.00) per share.

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“Resolution” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Special Series D Preferred Stock” shall have the meaning provided in Paragraph (a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the governing body is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Designation to be signed this 24th day of January, 2013.

NATIONAL BEVERAGE CORP.

By:	Dean A. McCoy
Name: Dean A. McCoy
Title: Sr. VP

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